Exhibit 21

                      SUBSIDIARIES OF NEXMED, INC.

1.  NexMed Holdings, Inc., incorporated in Delaware on February 28, 1997.

2.  NexMed (U.S.A.), Inc., incorporated in Delaware on June 18, 1997.

3.  NexMed International Limited, incorporated in the British Virgin Islands on August 2, 1996.

4.  Bio-Quant, Inc., incorporated in Utah on May 8, 1995